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Exhibit 99



SOUTH SEAS PROPERTIES COMPANY LIMITED PARTNERSHIP ANNOUNCES
CASH TENDER OFFER FOR 10% SUBORDINATED NOTES DUE APRIL 15, 2003
CUSIP NO. 840179AA3

   Fort Myers, Florida, July 10, 1998 - South Seas Properties Company Limited Partnership ("South Seas") announced that it has commenced a cash tender offer and consent solicitation relating to $43.5 million outstanding principal amount of 10% Subordinated Notes Due April 15, 2003 (the "Notes"). The tender offer will expire at 5:00 p.m., New York City time, on August 3, 1998, unless terminated or extended.

	The Tender Offer Consideration will be the greater of: (i) 115% of the principal amount of Notes tendered, or (ii) an amount equal to the present value of the call premium of the Notes plus a spread to call of certain benchmark U.S. Treasury securities at the time of closing.

		In conjunction with the tender offer, South Seas is soliciting consents to certain proposed amendments to the Indenture governing the Notes (the "Proposed Amendments") and to a transaction with CapStar Management Company, L.P., a Delaware limited partnership ("CapStar Management") and CapStar Hotel Company, a Delaware corporation ("CapStar Hotel"). The Proposed Amendments would, among other things, eliminate substantially all of the restrictive covenants and would amend certain other provisions contained in the Indenture for the Notes. The transaction with CapStar Management and CapStar Hotel was described in an April 15, 1998 press release in which South Seas announced that it had entered into a Contribution Agreement with CapStar Management and CapStar Hotel, and an Asset Purchase Agreement with CapStar Hotel (collectively, the "CapStar Transaction"), under which South Seas agreed to transfer substantially all of its assets to CapStar Management and CapStar Hotel in exchange for cash and limited partnership units in CapStar Management with a combined value totaling approximately
 $197.5 million.

		The tender offer is conditioned upon, among other things, the Company obtaining the consent of Noteholders representing not less than 66 2/3% in aggregate principal amount of the outstanding
 Notes to the CapStar Transaction and the Proposed Amendments.

		McDonald & Company Securities, Inc. and EVEREN Securities, Inc. are acting as Dealer Managers for the tender offer and consent solicitation. The Information and Tabulation Agent is Bondholder Communications Group.

		The tender offer and consent solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement and related Letter of Instruction, which more fully set forth the terms of the tender offer and consent solicitation.

		Additional information concerning the terms of the tender offer and consent solicitation may be obtained from McDonald &
 Company Securities, Inc. at (216) 443-2602, Attention: Capital Markets, or EVEREN Securities, Inc. at (312) 574-6404, Attention: Robin Budd. Copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be obtained from Bondholder Communications Group, at 30 Broad Street - 46th Floor New York, New York 10004,
 (888) 385-2663 (Toll-Free), Attention: Sandra Pleasant.


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